EXHIBIT 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP REPORTS SECOND QUARTER AND SIX MONTH RESULTS

Princeton, New Jersey, December 12, 2012 - AMREP Corporation (NYSE:AXR) today reported  net income of $276,000, or $0.05 per share, for its fiscal 2013 second quarter ended October 31, 2012 compared to net income of $1,083,000, or $0.18 per share, for its fiscal 2012 second quarter ended October 31, 2011.  For the first six months of fiscal 2013, the Company had a net loss of $332,000, or $0.06 per share, compared to net income of $804,000, or $0.13 per share, for the same period of fiscal 2012.  Revenues were $21,317,000 and $40,913,000 for the second quarter and first six months of 2013 versus $23,351,000 and $44,844,000 for the same periods last year.

Revenues from Media Services operations, which include Subscription Fulfillment Services operations conducted by the Company’s Palm Coast Data subsidiary and Newsstand Distribution and Product Services and other operations conducted by its Kable Media Services subsidiary, decreased from $22,020,000 and $43,396,000 for the second quarter and first six months of 2012 to $21,266,000 and $40,854,000 for the same periods in 2013.  Magazine publishers are the principal customers of these businesses, and they have continued to be negatively impacted by increased competition from new media sources and weakness in the U.S. economy.  The result has been reduced subscription and newsstand sales, which has caused publishers to close some magazine titles and seek more favorable terms from Palm Coast and Kable and their competitors when contracts are up for bid or renewal.  As a consequence of these and other factors, including customer losses, revenues from Subscription Fulfillment Services operations decreased from $16,510,000 and $33,186,000 for the second quarter and first six months of 2012 to $14,456,000 and $28,058,000 for the same periods of 2013, while revenues from Newsstand Distribution Services operations decreased from $2,552,000 and $4,899,000 for the second quarter and first six months of 2012 to $2,287,000 and $4,626,000 for the same periods of 2013. Revenues from Kable’s Product Services and other operations increased from $2,958,000 and $5,312,000 for the second quarter and first six months of 2012 to $4,523,000 and $8,170,000 for the same periods of 2013, reflecting revenue increases in both the product services and temporary staffing businesses.  Media Services operating and general and administrative expenses decreased by $387,000 and $1,972,000 for the second quarter and first six months of 2013 compared to the same periods in 2012, with reduced facilities and equipment expense, including depreciation, being an important factor in both periods.

There were no revenues from land sales at the Company’s AMREP Southwest subsidiary during the three and six month periods ended October 31, 2012 compared to revenues of $1,327,000 and $1,435,000 for the same periods of the prior year. Results for both the 2013 and 2012 periods were substantially lower than the Company experienced prior to fiscal 2009 in its principal market of Rio Rancho, New Mexico, due to the severe decline in the real estate market in the greater Albuquerque-metro and Rio Rancho areas that began late in fiscal 2008.  Revenues, gross profits and related gross profit percentages from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, and prior results are not necessarily a good indication of what may occur in future periods.

AMREP Corporation’s Media Services operations, conducted by its Kable Media Services, Inc. and Palm Coast Data LLC subsidiaries, distribute magazines to wholesalers and provide subscription and product fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico.

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AMREP Corporation
and Subsidiaries
Financial Highlights
(Unaudited)

	Three Months Ended October 31,
	2012	2011

Revenues	$21,317,000	$23,351,000

Net income	$276,000	$1,083,000

Earnings per share – Basic and Diluted	$0.05	$0.18

Weighted average number of common shares outstanding	5,996,000	5,996,000

	Six Months Ended October 31,
	2012	2011

Revenues	$40,913,000	$44,844,000

Net income (loss)	$(332,000)	$804,000

Earnings (loss) per share – Basic and Diluted	$(0.06)	$0.13

Weighted average number of common shares outstanding	5,996,000	5,996,000